Exhibit 10.1

INVENTORY PURCHASE AGREEMENT

This INVENTORY PURCHASE AGREEMENT (this "Agreement) is entered into this 13th day of January, 2009, by and between INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (the "Buyer"), VENTURE METALS, LLC, a Florida limited liability company (the "Seller"), STEVE JONES, JEFF VALENTINE and CARLOS CORONA, the members of Seller (collectively, the "Members").

PRELIMINARY STATEMENTS

The Seller desires to sell or otherwise transfer certain of its assets; and

The Buyer desires to purchase such assets.

In consideration of these preliminary statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I                  PURCHASE AND SALE OF ASSETS

SECTION 1.1               Transfer of Assets.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined) the Seller shall transfer to the Buyer, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), the inventory assets listed on Schedule 1.1(a) ("Transferred Assets").

(b)               The Seller shall transfer the Transferred Assets to the Buyer pursuant to one or more Bills of Sale (the "Bill of Sale") in a form reasonably acceptable to Buyer, and such other documents and instruments as the Buyer or its counsel may reasonably request.

(c)                At any time and from time to time after the Closing Date, as defined below, at the request of the Buyer and at Buyer's sole cost and expense, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Transferred Assets.

SECTION 1.2               Consideration for the Transferred Assets.

(a)                In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to Seller $8,846,794.00 for the Transferred Assets (the "Purchase Price"). The Purchase Price shall be paid in cash or other form of immediately available funds as follows:

(i)                 One hundred percent (100%) of the Purchase Price with respect to any portion of the Transferred Assets which has been counted by the Buyer on or before the Closing Date shall be paid to the Seller on the Closing Date;

(ii)               Beginning on the first business day of the full calendar week following the Closing Date and on the first business day of each calendar week thereafter until the balance of the Purchase Price shall be paid in full, the Buyer shall pay to Seller the applicable portion of the Purchase Price with respect to any item Transferred Assets which inventory weight was verified by Buyer during the previous calendar week (the "Weight Date"), provided, however, that if the weight of the applicable Inventory Assets on the applicable Weight Date is different than the weight set forth on Schedule 1.1(a)(i), the Purchase Price will be adjusted accordingly.

ARTICLE II               REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and Members, jointly and severally, represent and warrant to the Buyer as follows:

SECTION 2.1               Organization and Qualification.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and duly qualified to do business as a foreign limited liability company in the Commonwealth of Kentucky.

SECTION 2.2               Power and Authority. Seller (a) has the power and authority to execute, deliver and perform this Agreement and the other agreements, schedules, documents and instruments contemplated hereby to be executed and delivered by it (collectively, the agreements, schedules, documents and instruments contemplated by this Agreement shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary company action to authorize and approve the execution, delivery and performance of this Agreement and the Documents to be executed and delivered by it and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller, and the Documents to be executed and delivered by it, when executed, will be duly and validly executed and delivered by Seller and, subject to due execution and delivery by Buyer, do and will and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

SECTION 2.3               Validity, Etc.  Neither the execution and delivery of this Agreement or the Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Seller will (i) violate, conflict with or result in any breach of any trust agreement, articles of organization, operating agreement, judgment, decree, order, statute or regulation applicable to the Seller, or (ii) result in the creation of any Claim upon the Transferred Assets.  No registration or filing with, or consent or approval of or other action by any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Seller of this Agreement.

SECTION 2.4               Compliance with Law; Licenses and Permits. Seller is in full compliance with all laws, ordinances, legal requirements, rules, regulations and orders (collectively, "Legal Requirements") applicable to it, its operations, properties, assets, products and services.  Seller has not received any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  Seller possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for Seller to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated.

SECTION 2.5               Financial Statements and Absence of Undisclosed Liabilities.

(a)                Attached hereto as Schedule 2.5 are, the audited balance sheet of Seller (the "Balance Sheet") as at December 31, 2007 (the "Balance Sheet Date") and the related audited income statement for the fiscal year then ended.  All such financial statements (the "Financial Statements") were prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied ("GAAP").  The Financial Statements fairly present the financial position and results of operations, changes in members' equity and cash flows of Seller as of the respective dates of and for the periods referred to in such Financial Statements all in accordance with GAAP.

(b)               Seller has no liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise in relation to the Transferred Assets and there is no basis for the assertion against Buyer of any liability or obligation of Seller.

SECTION 2.6               Assets. Seller has good and marketable title to all of the Transferred Assets, free and clear of all Claims.  All Transferred Assets consist of items which are good and merchantable within normal trade practice, and are of a quality and quantity presently usable or salable in the ordinary course of business consistent with past practice.  All Transferred Assets were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase.

SECTION 2.7               Insurance. Seller is, and will be through the Closing, insured with insurers in respect of its properties, assets and businesses, including all Transferred Assets.  All insurance policies held by Seller are (i) valid, outstanding and enforceable, (ii) are issued by an insurer that is financially sound and reputable; and (iii) taken together, provide adequate insurance coverage of the Transferred Assets for all risks normally insured against by a person carrying on the same business or businesses as Seller in the same location.  Such insurance shall remain in full force and effect with respect to all events occurring prior to the Effective Time.  Seller (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, and (iv) has not received notice of any insurance premium which will be materially increased in the future.  There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

SECTION 2.8               Taxes.  All state and local property tax returns and tax reports required to be filed by the Seller on or before the Closing have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid.  There are no Claims on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any tax, and there is no basis for assertion of any claims attributable to taxes, which, if adversely determined, would result in any such Claim.

SECTION 2.9               Litigation.  There is no (i) action, suit, claim, proceeding or investigation pending or threatened against or affecting the Seller (whether or not such Seller is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to the Seller or (iii) governmental inquiry pending or threatened against or involving Seller's business.

SECTION 2.10           Environmental Matters.  Seller has at all times been in full compliance with, and has not been and is not in violation of or liable under any environmental law. There are no past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans of Seller or Seller's predecessors which may interfere with or prevent continued compliance with environmental laws.  Seller has previously provided Buyer with true, accurate and complete copies of all reports or investigations conducted by or on behalf of Seller or any of the Members with respect to environmental conditions at any real property owned or used by the Seller in connection with its business.

SECTION 2.11           Broker's or Finder's Fee.  No agent, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees from Seller, or from any person controlling, controlled by or under common control with Seller, in connection with any of the transactions contemplated herein.

SECTION 2.12           Disclosure.  No representation or warranty or other statement made by Seller in this Agreement (including the schedules hereto) contains any untrue statement of material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.  No notice given by Seller in this Agreement (including the schedules hereto) will contain any untrue statement or omit to state a material fact necessary to make the statements in such notice not misleading.

ARTICLE III            REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

SECTION 3.1               Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida and is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature of Buyer's business would require it to so qualify.

SECTION 3.2               Power and Authority.  The Buyer has the power and authority to execute, deliver and perform this Agreement and the other Documents.  The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of the Buyer.  The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

SECTION 3.3               Validity, Etc.  Neither the execution and delivery by the Buyer of this Agreement and the other Documents, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaws, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate, conflict with or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, except for any such conflict, violations, breaches, defaults, terminations, cancellations or encumbrances which would not, individually or in the aggregate, have a material adverse effect on the Buyer's ability to pay the Purchase Price.

SECTION 3.4               Broker's or Finder's Fee.  No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from Buyer, or from any person controlling, controlled by or under common control with Buyer, in connection with any of the transactions contemplated herein.

ARTICLE IV            THE CLOSING

SECTION 4.1               Time and Place of Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer, main conference room, Building #1, 7100 Grade Lane, Louisville, Kentucky 40213 on the date hereof (the "Closing Date").  The transactions contemplated by this Agreement shall be effective as of the close of business (the "Effective Time") on Closing Date.

SECTION 4.2               Deliveries by Seller.  At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a)                The Bill of Sale required by Section 1.1;

(b)               A certificate of Seller's Secretary or other equivalent officer, attaching and certifying as true, correct and complete, the following: (i) Articles of Organization of Seller and all amendments thereto; (ii) operating agreement of Seller and all amendments thereto; (iii) authorizing resolutions by the Seller's members and managers adopting and approving this Agreement and the transactions contemplated hereby.

SECTION 4.3               Deliveries by Buyer. At Closing, Buyer shall deliver to Seller the portion of the Purchase Price payable on such date as provided for in Section 1.2.

ARTICLE V               INDEMNIFICATION

SECTION 5.1               Survival.  All representations and warranties in this Agreement and the other Documents shall survive the Closing of the purchase of the Transferred Assets contemplated hereby and any investigation at any time made by or on behalf of any party.

SECTION 5.2               Indemnification by the Seller.  Subject to the terms herein, the Seller and Members shall, jointly and severally, indemnify, defend, and hold the Buyer and the respective officers, directors, and employees of the Buyer, and their successors and assigns (the "Buyer's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys' fees (the "Damages"), arising out of or in any manner incident, relating or attributable to:

(a)                Any inaccuracy in any representation or breach of any warranty of the Seller contained in this Agreement or the Documents;

(b)               Any and all liabilities or obligations of Seller arising out of or incidental to the ownership or operation of the Transferred Assets prior to the Effective Date.

(c)                Any failure by the Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or the Documents;

(d)               Any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with Seller in connection with any of the transactions contemplated by this Agreement; and

(e)                Any liabilities of Seller relating to, or arising out of, the operation of Transferred Assets before the Effective Time.

SECTION 5.3               Notice to the Seller, Etc.  If any of the matters as to which the Buyer's Indemnitees are entitled to receive indemnification under Section 5.2 should entail litigation with or claims asserted by parties other than the Seller, the Seller shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to the Buyer of its election to do so.  To the extent requested by the Seller, the Buyer, at its expense, shall cooperate with and assist the Seller, in connection with such claim or litigation.  The Buyer shall have the right to appoint, at its expense, single counsel to consult with and remain advised by the Seller in connection with such claim or litigation.  The Seller shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that the Seller shall not settle any third party claim without the consent of the Buyer, which shall not be unreasonably denied or delayed.

SECTION 5.4               Indemnification by the Buyer.  The Buyer shall indemnify, defend, and hold the Seller and its successors and assigns (the "Seller's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys' fees arising out of or in any manner incident, relating or attributable to:

(a)                Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement;

(b)               Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents;

(c)                Any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with Buyer in connection with any of the transactions contemplated by this Agreement; and

(d)               Liabilities or obligations of, or claims against, the Seller (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the Transferred Assets after the Effective Time.

SECTION 5.5               Notice to the Buyer, Etc.  If any of the matters as to which the Seller's Indemnitees are entitled to receive indemnification under Section 5.4 should entail litigation with or claims asserted by parties other than the Buyer, the Buyer shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to the Seller of its election to do so.  To the extent requested by the Buyer, the Seller, at its expense, shall cooperate with and assist the Buyer, in connection with such claim or litigation.  The Seller shall have the right to appoint, at its expense, single counsel to consult with and remain advised by the Buyer in connection with such claim or litigation.  The Buyer shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that the Buyer shall not settle any third party claim without the consent of the Seller, which shall not be unreasonably denied or delayed.

SECTION 5.6               Offset.  Seller acknowledges and agrees that Buyer shall be entitled to offset any indemnity claim under this Agreement against any payment due to Seller under this Agreement at Buyer's sole option.

SECTION 5.7               Survival of Indemnification.  The obligations to indemnify and hold harmless pursuant to this Article V shall survive the Closing of the purchase of the Transferred Assets contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party.

ARTICLE VI            COVENANTS & AGREEMENTS

SECTION 6.1               Further Assurances.  Buyer and Seller shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; (c) provide Buyer with any information and access to its books and records as reasonalbly resquested by Buyer in connection with Buyer compliance with its reporting requiements under the Securities Exchange Act of 1934, as amended, and (d) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Documents and the transactions contemplated hereby and thereby.

SECTION 6.2               Use of Storage Facility.  Seller agrees to furnish to Buyer the right to retain the use of that facility, located at 3409 Campground Road, Louisville, Kentucky ("Facility"), for a period not to exceed two years, to be used for the storage of the Transferred Assets as needed by Buyer. Buyer shall pay Seller rent equal to $15,000.00 for each full calendar month it occupies the Facility. Seller shall cause the owner of this real property to execute and deliver any and all necessary documents to comply with the terms of this section, including, without limitation the preparation and recording of a memorandum of lease.

SECTION 6.3               Employees of Seller.  Seller acknowledges and agrees that Buyer may, but is not obligated to, employ some or all of Seller's employees after the Closing Date.  All such employees will be subject to Buyer's normal pre-employment screening practices and other terms and conditions of employment including, but not limited to, the execution and delivery of a non-competition agreement.

ARTICLE VII         MISCELLANEOUS

SECTION 7.1               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by recognized overnight courier, (iii) made by telecopy, electronic communication or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Buyer:

Industrial Services of America, Inc.

7100 Grade Lane

Louisville, Kentucky 40232

Fax No.: (502) 515-1700

Attention: Chief Financial Officer

If to the Seller:

Venture Metals, LLC

3409 Campground Road

Louisville, Kentucky 40211

Fax No.: (502) 776-0851

Attention: Steve Jones

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy, electronic communication or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent.  The address of any party herein may be changed at any time by written notice to the parties as provided herein.

SECTION 7.2               Entire Agreement.  This Agreement and the Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

SECTION 7.3               Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

SECTION 7.4               Assignment/Binding Effect.  Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

SECTION 7.5               Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

SECTION 7.6               Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the Commonwealth of Kentucky, without giving effect to the conflict of law principles thereof.

SECTION 7.7               Severability.  In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 7.8               Interpretation.  The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

SECTION 7.9               Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

SECTION 7.10           Reliance.  The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein.

SECTION 7.11           Expenses.  Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

SECTION 7.12           Gender.  All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, signal, or plural as the identity of the person or entity or the context may require.

SECTION 7.13           Publicity.  Except by the mutual agreement between the Seller and the Buyer, no party shall issue any press releases or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law.

SECTION 7.14           Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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The Buyer and the Seller have each caused this Agreement to be executed by its duly authorized officer all as of the day and year first above written.

"Buyer"

INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Brian Donaghy

Title:	President and COO

"Seller"

VENTURE METALS, LLC

By:	/s/ Steve Jones
Steve Jones, Manager

By:	/s/ Jeff Valentine
Jeff Valentine, Manager

"Members"

/s/ Steve Jones
STEVE JONES

/s/ Jeff Valentine
JEFF VALENTINE

/s/ Carlos Corona
CARLOS CORONA

SCHEDULE 1.1(a)

Omitted

SCHEDULE 2.5

Omitted